Exhibit 4.1

SEE REVERSE SIDE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS

IRET UPREIT

A-__ _____________ SHARES

A REAL ESTATE INVESTMENT TRUST FORMED UNDER THE LAWS OF THE STATE OF NORTH DAKOTA

INVESTORS REAL ESTATE TRUST

8.25% Series A Cumulative Redeemable Shares of Beneficial Interest

This Certifies that ____ ***is the owner and***

registered holder of ____ ***Shares of***

fully paid and non-assessable 8.25% Series A Cumulative Redeemable Shares of Beneficial Interest, Liquidation Preference $25 per Share, No Par Value

transferable only on the books of Investors Real Estate Trust (the "Trust") (except as noted on the reverse of this Certificate) by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Third Restated Declaration of Trust of the Trust (the "Declaration of Trust"), any articles supplementary to the Declaration of Trust (the "Articles Supplementary"), the Second Restated Trustees' Regulations (Bylaws) of the Trust (the "Bylaws"), North Dakota law and any amendments thereto.

IN WITNESS WHEREOF, the said corporation has caused this certificate to be signed by its duly authorized officers and to be sealed with the seal of the corporation this __________ day of _________________, 2______.

NO SEAL

______________________________ ***Secretary***

______________________________ ***President***

INVESTORS REAL ESTATE TRUST

This certificate and the shares represented hereby shall be held subject to all of the provisions of the Declaration of Trust, the Articles Supplementary and the Bylaws, a copy of each of which is on file at the office of the Trust, and made a part hereof as fully as though the provisions of the Declaration of Trust, the Articles Supplementary and Bylaws were imprinted in full on this certificate, to all of which the holder of this certificate, by acceptance hereof, assents and agrees to be bound.

The Trust will furnish to any owner of shares of beneficial interest upon request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each series or class which the Trust is authorized to issue, of the differences in the relative rights and preferences between the shares of each series of a preferred or special class or series which the Trust is authorized to issue, to the extent they have been set, and of the authority of the Board of Trustees to set the relative rights and preferences of subsequent class or series of a preferred or special class or series of shares of beneficial interest. Such request may be made to the Secretary of the Trust.

The shares of beneficial interest represented by this certificate are subject to restrictions on ownership and transfer for purposes of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Declaration of Trust, no Person may Beneficially Own Shares in excess of 9.8% (or such greater percentage as may be determined by the Board of Trustees of the Trust) of the number or value of the outstanding shares of beneficial interest of the Trust. Any Person who attempts or proposes to Beneficially Own shares of beneficial interest in excess of the above limitations must notify the Trust in writing at least thirty (30) days prior to such proposed or attempted Transfer. In addition, ownership of shares of beneficial interest by, and transfers of, shares of beneficial interest to Non-U.S. Persons are subject to certain restrictions. If the restrictions on transfer are violated, the shares of beneficial interest represented hereby shall be designated and treated as Excess Shares that shall be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary. All capitalized terms in this legend have the meanings defined in the Declaration of Trust, a copy of which, including the restrictions on transfer, shall be furnished to each upon request and without charge.

The holder of this certificate has no interest, legal or equitable, in any specific property of the Trust and no transfer of this certificate will affect the Trust until this certificate has been surrendered at the offices of the Trust or its transfer agent, and the transfer recorded on the books of the Trust.